For immediate release
Contacts
         Investor Relations:  Theresa Schekirke, 816/792-6826
         Media Relations:  Linda Bengston, 816/792-7902


                           Ferrellgas Partners, L.P.,
                     Announces Senior Note Private Offering

         LIBERTY, Mo. (April 10, 1996)--Ferrellgas Partners, L.P. (NYSE: FGP) announced today that it plans to issue $125 million of Senior Secured Notes due 2006 in a private placement to qualified institutional investors under Rule 144A. Proceeds of the offering will be contributed by Ferrellgas Partners to its operating partnership, Ferrellgas, L.P., and will be used primarily to repay outstanding indebtedness under Ferrellgas, L.P.'s acquisition bank credit lines.

         In late March, Ferrellgas announced plans to acquire Skelgas Propane, Inc., the nation's seventh-largest propane supplier. The transaction is scheduled to close late in April, bringing the number of acquisitions closed since Ferrellgas became a publicly traded partnership in 1994 to a total of 20, adding more than 175 million retail gallons to the business.

         Ferrellgas   Partners,   L.P.,   through  its  operating   partnership,
Ferrellgas, L.P., is the second-largest retail marketer of propane in the United States, serving more than 700,000 customers in 45 states.

         The Senior Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of such Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these Senior Notes nor shall there be any sale of these Senior Notes in any state in which such offer or solicitation of sale would be unlawful prior to registration or qualification under the securities laws of any state.

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